Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact:	Leigh E. Ginter
Chief Financial Officer
leigh.ginter@norcraftcompanies.com
(651) 234-3315

NORCRAFT HOLDINGS, L.P. AND NORCRAFT COMPANIES, L.P. REPORT FOURTH

QUARTER AND FISCAL 2010 RESULTS

March 29, 2011 – Eagan, Minnesota — Norcraft Holdings, L.P. (Holdings) and Norcraft Companies, L.P. (Norcraft) today reported financial results for the fourth quarter and fiscal year ended December 31, 2010. The financial results for Holdings include the accounts of its wholly-owned subsidiary, Norcraft. Holdings reflects the obligations under its $118.0 million 9  3/4% senior discount notes due 2012. In December 2009, Norcraft and its wholly-owned subsidiary, Norcraft Finance Corp., issued $180.0 million principal amount of 10  1/2% senior secured second lien notes that are due in December 2015. The proceeds of these senior secured second lien notes were used to redeem $148.0 million principal amount of outstanding 9% senior subordinated notes that were due in 2011 issued by Norcraft and Norcraft Finance Corp. A portion of the proceeds, together with cash on hand, was distributed by Norcraft to Holdings and used to repurchase $64.3 million principal amount of the 9  3/4% senior discount notes due 2012. This repurchase of the 9  3/4% senior discount notes resulted in a loss from debt extinguishment of $1.6 million. Other than the remaining $53.7 million of the 9  3/4% senior discount notes, cash, related deferred issuance costs, related interest and amortization expense and related debt extinguishment loss, all other assets, liabilities, income, expenses and cash flows presented for all periods represent those of Norcraft.

FINANCIAL RESULTS

Fourth Quarter of Fiscal 2010 Compared with Fourth Quarter of Fiscal 2009

Net sales increased $0.8 million, or 1.3%, from $59.9 million for the fourth quarter of 2009 compared to $60.7 million for the same quarter of 2010. Income from operations decreased by $0.2 million, or 5.7%, from $4.0 million for the fourth quarter of 2009 compared to $3.8 million for the same quarter of 2010. Net loss for Holdings decreased $4.4 million, or 60.1%, from $7.3 million for the fourth quarter of 2009 to $2.9 million in the same quarter of 2010, and net loss for Norcraft decreased $0.7 million, or 29.2%, from $2.2 million for the fourth quarter of 2009 to $1.5 million for the same quarter of 2010.

Adjusted EBITDA (as defined in the attached table) was $7.8 million for the fourth quarter of 2009 compared to $7.1 million for the same quarter of 2010.

Fiscal 2010 Compared with Fiscal 2009

Net sales increased $15.8 million, or 6.4%, from $246.8 million for fiscal 2009 compared to $262.6 million for fiscal 2010. Income from operations increased by $4.1 million, or 19.9%, from $20.6 million for fiscal 2009 compared to $24.7 million for fiscal 2010. Net loss for Holdings decreased $9.3 million, or 80.4%, from $11.5 million for fiscal 2009 to $2.2 million in fiscal 2010, and net income for Norcraft increased $0.6 million, or 22.5%, from $2.6 million for fiscal 2009 to $3.2 million for fiscal 2010.

Adjusted EBITDA (as defined in the attached table) was $35.1 million for fiscal 2009 compared to $38.0 million for fiscal 2010.

“While 2010 started out strong, the expiration of the first-time home-buyer’s tax credit and other factors led to disappointing incoming orders during the last half of the year, and we expect these challenging conditions to persist into 2011. Our efforts to maintain or cut costs and to introduce new products and sales programs will continue as a result of these market conditions,” commented President and CEO, Mark Buller.

CONFERENCE CALL

Norcraft has scheduled a conference call on Thursday, March 31, 2011 at 10:00 a.m. Eastern Time. To participate, dial 866-831-6247 and use the pass code 38811722. A telephonic replay will be available by calling 888-286-8010 and using pass code 21003714.

GENERAL

Norcraft Companies is a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the United States. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets. Our cabinets are manufactured in both framed and full access construction. We market our products through six brands: Mid Continent Cabinetry, Norcraft Cabinetry, UltraCraft, StarMark, Fieldstone and Brookwood.

-Selected Financial Data Tables Follow-

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$28,657	$20,863	$28,657	$16,731
Trade accounts receivable, net	17,982	17,987	17,982	17,987
Inventories	17,363	16,380	17,363	16,380
Prepaid expenses	1,558	1,629	1,558	1,629

Total current assets	65,560	56,859	65,560	52,727

Property, plant and equipment, net	30,199	31,925	30,199	31,925

Other assets:
Goodwill	88,483	88,421	88,483	88,421
Brand names	35,100	35,100	35,100	35,100
Customer relationships, net	34,865	39,332	34,865	39,332
Deferred financing costs, net	6,776	7,483	6,414	6,908
Display cabinets, net	5,016	5,394	5,016	5,394
Other	754	70	754	70

Total other assets	170,994	175,800	170,632	175,225

Total assets	$266,753	$264,584	$266,391	$259,877

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$7,678	$6,626	$7,678	$6,626
Accrued expenses	17,945	16,841	16,200	15,096

Total current liabilities	25,623	23,467	23,878	21,722

Long-term debt	233,700	233,700	180,000	180,000
Unamortized discount on bonds payable	(2,414)	(2,903)	(2,414)	(2,903)
Other liabilities	153	287	153	287

Commitments and contingencies	—	—	—	—

Members’ equity subject to put request	12,139	7,546	—	—

Members’ equity (deficit)	(2,448)	2,487	64,774	60,771

Total liabilities and members’ equity (deficit)	$266,753	$264,584	$266,391	$259,877

Consolidated Statements of Operations

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$60,691	$59,927	$262,568	$246,804

Cost of sales	45,013	43,357	187,482	176,512

Gross profit	15,678	16,570	75,086	70,292

Selling, general and administrative expenses	11,934	12,601	50,402	49,706

Income from operations	3,744	3,969	24,684	20,586

Other expense:
Interest expense, net	6,323	7,363	25,327	26,340
Amortization of deferred financing costs	401	2,323	1,589	4,084
Other, net	(65)	1,582	26	1,678

Total other expense	6,659	11,268	26,942	32,102

Net loss	$(2,915)	$(7,299)	$(2,258)	$(11,516)

Consolidated Statements of Operations

(dollar amounts in thousands)

(unaudited)

	Norcraft Companies, L.P.
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$60,691	$59,927	$262,568	$246,804

Cost of sales	45,013	43,357	187,482	176,512

Gross profit	15,678	16,570	75,086	70,292

Selling, general and administrative expenses	11,934	12,601	50,402	49,706

Income from operations	3,744	3,969	24,684	20,586

Other expense:
Interest expense, net	5,014	4,731	20,091	15,050
Amortization of deferred financing costs	348	1,493	1,376	2,895
Other, net	(65)	(60)	26	36

Total other expense	5,297	6,164	21,493	17,981

Net income (loss)	$(1,553)	$(2,195)	$3,191	$2,605

Consolidated Statements of Cash Flows

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	Year Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$(2,258)	$(11,516)	$3,191	$2,605
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	5,720	5,794	5,720	5,794
Amortization:
Customer relationships	4,467	4,466	4,467	4,466
Deferred financing costs	1,589	4,084	1,376	2,895
Display cabinets	4,142	5,348	4,142	5,348
Discount amortization/accreted interest	489	30	489	30
Provision for uncollectible accounts receivable	589	1,121	589	1,121
Provision for obsolete and excess inventory	(115)	1,412	(115)	1,412
Provision for warranty claims	2,771	2,001	2,771	2,001
Stock compensation expense	181	155	181	155
Loss on debt extinguishment	—	1,642	—	—
(Gain) loss on disposal of assets	(33)	189	(33)	189
Change in operating assets and liabilities:
Trade accounts receivable	(450)	(344)	(450)	(344)
Inventories	(804)	2,912	(804)	2,912
Prepaid expenses	48	191	48	191
Other assets	(655)	(8)	(655)	(8)
Accounts payable and accrued expenses	(727)	(6,056)	(727)	(3,966)

Net cash provided by operating activities	14,954	11,421	20,190	24,801

Cash flows from investing activities:
Proceeds from sale of property and equipment	49	5	49	5
Purchase of property, plant and equipment	(2,705)	(2,034)	(2,705)	(2,034)
Additions to display cabinets	(3,764)	(3,673)	(3,764)	(3,673)

Net cash used in investing activities	(6,420)	(5,702)	(6,420)	(5,702)

Cash flows from financing activities:
Borrowings on senior secured second lien notes payable	—	177,067	—	177,067
Payment of financing costs	(882)	(7,122)	(882)	(6,983)
Payment on term loans to former equity holders	—	(459)	—	—
Repurchase of notes payable	—	(213,803)	—	(148,000)
Proceeds from issuance of member interests	124	—	124	—
Contributions from (distributions to) members (1)	—	4	(1,104)	(83,909)

Net cash used in financing activities	(758)	(44,313)	(1,862)	(61,825)

Effect of exchange rates on cash and cash equivalents	18	51	18	51

Net increase (decrease) in cash and cash equivalents	7,794	(38,543)	11,926	(42,675)

Cash and cash equivalents, beginning of the period	20,863	59,406	16,731	59,406

Cash and cash equivalents , end of period	$28,657	$20,863	$28,657	$16,731

(1)	Distributions to members for the year ended December 31, 2009 include $10.0 million that Norcraft distributed to Holdings to enable it to make future cash interest payments on the Senior Discount Notes.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(dollar amounts in thousands)

EBITDA is net income (loss) before income tax expense, interest expense, depreciation and amortization. Adjusted EBITDA is EBITDA before the effect of a tax refund in the third quarter of 2009 and a loss on debt extinguishment in the fourth quarter of 2009. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance compared to that of other companies in our industry, as their calculation eliminates the effects of financing, income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. We also believe these financial metrics provide information relevant to investors regarding our ability to service and/or incur debt. Neither EBITDA nor Adjusted EBITDA is a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, when analyzing our operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for net income (loss), cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to those of other similarly titled measures reported by other companies. The calculations of EBITDA and Adjusted EBITDA are shown below:

	Norcraft Holdings, L.P. (unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2010	2009		2010		2009

Net loss	$(2,915)	$(7,299	)(1)	$(2,258	)(2)	$(11,516	)(1&3)
Interest expense, net	6,323	7,363		25,327		26,340
Depreciation	1,303	1,464		5,720		5,794
Amortization of deferred financing costs	401	2,323		1,589		4,084
Amortization of customer relationships	1,116	1,116		4,467		4,466
Display cabinet amortization	932	1,212		4,142		5,348
State taxes	(67)	(60)		25		40

EBITDA	$7,093	$6,119		$39,012		$34,556

Loss on debt extinguishment	—	1,642	(1)	—		1,642	(1)
Sales tax refund	—	—		(1,010	)(2)	(1,105	)(3)

Adjusted EBITDA	$7,093	$7,761		$38,002		$35,093

	Norcraft Companies, L.P. (unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2010	2009		2010		2009

Net income (loss)	$(1,553)	$(2,195)		$3,191	(2)	$2,605	(3)
Interest expense, net	5,014	4,731		20,091		15,050
Depreciation	1,303	1,464		5,720		5,794
Amortization of deferred financing costs	348	1,493		1,376		2,895
Amortization of customer relationships	1,116	1,116		4,467		4,466
Display cabinet amortization	932	1,212		4,142		5,348
State taxes	(67)	(60)		25		40

EBITDA	$7,093	$7,761		$39,012		$36,198

Loss on debt extinguishment	—	—		—		—
Sales tax refund	—	—		(1,010	)(2)	(1,105	)(3)

Adjusted EBITDA	$7,093	$7,761		$38,002		$35,093

1)

Net loss for Norcraft Holding, L.P. during the three months and year ended December 31, 2009 included a $1.6 million loss on debt extinguishment due to the repurchase of the 9  3/4% senior subordinated notes which increased net loss and correspondingly decreased EBITDA, but the effect has been backed out for adjusted EBITDA.

2)	Net income (loss) during the year ended December 31, 2010 included a sales tax refund in the amount of $1.0 million which increased net income and correspondingly increased EBITDA, but the effect has been backed out for adjusted EBITDA.

3)	Net income (loss) during the year ended December 31, 2009 included a sales tax refund in the amount of $1.1 million which increased net income and correspondingly increased EBITDA, but the effect has been backed out for adjusted EBITDA.

FORWARD LOOKING STATEMENTS AND INFORMATION

Statements in this press release regarding activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward looking statements. Forward looking statements may give management’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the companies. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward looking statements are based on management’s expectations and beliefs concerning future events affecting the companies. They are subject to uncertainties and factors relating to the companies’ operations and business environment, all of which are difficult to predict and many of which are beyond the companies’ control. Although management believes that the expectations reflected in its forward looking statements are reasonable, management does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that management might make or by known or unknown risks and uncertainties. Many factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the risks outlined under Part I, Item 1A, “Risk Factors,” in the Annual Report on Form 10-K filed by the companies with the Securities and Exchange Commission.

Because of these factors, investors should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made and except as required by law the companies undertake no obligation to update any forward looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.